EXHIBIT 99
  Contacts:
  Robert F. Fulton                                           Charles R. Ofner
  Falcon Drilling Company                         Reading & Bates Corporation
  (713) 623-8984                                               (281) 496-5000


                 FALCON DRILLING AND READING & BATES ANNOUNCE
                  $5 MILLION STRATEGIC COMBINATION OF EQUALS

                -- Combined Company To Operate World's Largest
                          Offshore Drilling Fleet --

                      -- Leading Position in High-Margin
                          Deepwater Drilling Rigs --


  HOUSTON, TEXAS, July 10, 1997 -- Falcon Drilling Company Inc. (NYSE: FLC) and Reading & Bates Corporation (NYSE: RB) announced today that they have agreed to combine their companies into a new company -- R&B Falcon Corporation -- which will operate the world's largest offshore drilling fleet.

  Under the terms of the definitive agreement, which has been unanimously approved by the Boards of Directors of both companies, Falcon Drilling shareholders will receive 1 share of R&B Falcon Corporation common stock for each share of Falcon Drilling common stock. Reading & Bates shareholders will receive 0.59 shares of R&B Falcon Corporation common stock (which exchange ratio will be adjusted to 1.18 to give effect to the previously announced Falcon Drilling stock-split) for each share of Reading & Bates common stock. The exchange of shares for both companies is expected to be tax-free, and the companies will seek pooling of interests accounting treatment. The transaction, which is subject to regulatory and shareholder approvals, is expected to close in the fourth quarter of 1997.

  R&B Falcon Corporation will be an offshore drilling leader, particularly with respect to fast growing deepwater and transition zone drilling. Specifically, the new company will have a fleet of fourteen vessels (including those under construction) capable of drilling in greater than 3,000 feet of water, including eight DP drillships, giving it the industry's largest deepwater fleet; one of the largest jack-up fleets in the industry with 25 rigs; and a preeminent position in worldwide transition zone drilling.

  Paul B. Loyd, Jr., Chairman, Chief Executive Officer and President of Reading & Bates, will be Chairman of the new company. Steven A. Webster, Chairman and Chief Executive Officer of Falcon Drilling, will be President and Chief Executive Officer. The new company's Board of Directors will consist of 10 directors, with five each being appointed by Falcon Drilling and Reading & Bates, respectively.

  Steve Webster said, "This combination represents a very significant consolidation opportunity in the fast growing highest margin segment of the drilling industry-deepwater. Our combined rig fleets and technical expertise will be second to none. This is consistent with the successful strategy we have both employed to build leadership positions in other segments of the contract drilling business. R&B Falcon will maintain its focus on that path. Any non-core investments will be carefully examined to ensure that we maximize shareholder value."

  "We are  very excited  about this  transaction,"  said Purnedu  Chatterjee, director of  Falcon and  representative of  S-C Rig  Co., Falcon's  largest shareholder.  "Falcon management's strategy of acquiring  and consolidating
  assets  in growth  markets has built  substantial shareholder  value.  This merger represents yet another major step  in successfully executing a  well proven strategy."

  Paul Loyd stated, "This transaction creates a powerhouse in terms of competitive edge, market expertise, access to equipment and ability to build value for shareholders. Our combined company will have the market share, financial resources and, above all, the people we need to take advantage of the numerous opportunities before us.

  "I fully expect to see the benefits of this transaction almost immediately. We share a common culture of lean operation, well-considered -- and successful -- risk taking, and a singular commitment to creating shareholder value. Given that Steve and I have known each other and worked together for over 25 years and that we do not expect any significant layoffs at the operating level, I am confident of our ability to achieve a seamless and rapid integration of our operations."

  Falcon Drilling Company is a NYSE listed company, providing offshore drilling services for the international oil and gas industry. Falcon's fleet of 82 drilling units services the international deepwater, the offshore Gulf of Mexico and the worldwide transition zone.

  Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services.

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